Eastman Announces Third-Quarter 2012 Financial Results

KINGSPORT, Tenn., Oct. 25, 2012 - Eastman Chemical Company (NYSE:EMN) today announced earnings from continuing operations, excluding the items described in Table 4 of the accompanying third-quarter 2012 financial tables, of $1.57 per diluted share for third quarter 2012 versus $1.26 per diluted share for third quarter 2011. Reported earnings from continuing operations were $0.99 per diluted share in third quarter 2012 and $1.22 per diluted share in third quarter 2011.

“Our record performance after the Solutia acquisition reaffirms our confidence that we will continue to deliver year-over-year earnings growth,” said Jim Rogers, chairman and CEO. “Results were solid throughout the company, demonstrating the strength and diversity of our businesses in what remains a challenging global economic environment. Cash generation was also strong in the quarter, and we are on track to generate strong free cash flow for years to come.”

(In millions, except per share amounts)	3Q2012	3Q2011
Sales revenue	$2,259	$1,812
Pro forma combined sales revenue*	$2,259	$2,330
Earnings per diluted share from continuing operations	$0.99	$1.22
Earnings per diluted share from continuing operations excluding costs related to the Solutia acquisition and asset impairments and restructuring charges**	$1.57	$1.26
Net cash provided by operating activities	$353	$212

*See “Solutia Acquisition” paragraph below and Table 2 in the accompanying third-quarter 2012 financial tables.
**For reconciliation to reported company and segment earnings, see Tables 3 and 4 in the accompanying third-quarter 2012 financial tables.

Sales revenue for third quarter 2012 was $2.3 billion, a 25 percent increase compared with third quarter 2011. Third-quarter 2012 included sales revenue from the acquired Solutia businesses. Pro forma combined sales revenue declined 3 percent due to lower selling prices partially offset by higher sales volume. The lower selling prices were primarily due to lower raw material and energy costs.

Operating earnings in third quarter 2012 were $263 million compared to $271 million in third quarter 2011.  Excluding costs related to the Solutia acquisition and asset impairments and restructuring charges, third-quarter 2012 operating earnings were $397 million compared to $278 million in third quarter 2011. Third-quarter 2012 included operating earnings from the acquired Solutia businesses. Pro forma combined operating earnings, excluding costs related to the Solutia acquisition and asset impairments and restructuring charges, were $397 million in third quarter 2012 compared with $359 million in third quarter 2011. Pro forma combined operating earnings increased due to lower raw material and energy costs and higher sales volume, partially offset by lower selling prices.

Segment Results 3Q 2012 versus 3Q 2011

Additives & Functional Products - Third-quarter 2012 included sales revenue and operating earnings from the acquired Solutia rubber materials product lines. Pro forma combined sales revenue declined slightly as higher sales volume was offset by lower selling prices. The higher sales volume was primarily in the solvents product lines and attributed to strengthened coatings demand in the U.S. and competitor manufacturing outages. The lower selling prices were in response to lower raw material and energy costs primarily in the solvents product lines. Third-quarter 2012 operating earnings included $19 million of additional costs of acquired Solutia inventories. Excluding these costs, pro forma combined operating earnings in third quarter 2012 increased to $105 million compared with operating earnings of $84 million in third quarter 2011 primarily due to higher sales volume and lower raw material and energy costs, which more than offset lower selling prices.

Adhesives & Plasticizers - Sales revenue was unchanged in third quarter 2012 compared to third quarter 2011 as higher sales volume was offset by lower selling prices. The higher sales volume was attributed to the continued substitution of phthalate plasticizers with non-phthalate plasticizers. Lower selling prices were primarily in response to lower raw material and energy costs. Operating earnings in third quarter 2012 increased to $73 million compared to $61 million in third quarter 2011 primarily due to higher sales volume and lower raw material and energy costs, which more than offset lower selling prices.

Advanced Materials - Third-quarter 2012 included sales revenue and operating earnings from the acquired Solutia advanced interlayers and performance films product lines. Pro forma combined sales revenue was unchanged. Operating earnings in third quarter 2012 included $39 million of additional costs of acquired Solutia inventories. Excluding these costs, pro forma combined operating earnings decreased to $57 million in third quarter 2012 from $63 million in third quarter 2011 due to lower sales volume in Europe for advanced interlayers product lines and lower capacity utilization.

Fibers - Sales revenue increased primarily due to higher selling prices in response to higher raw material and energy costs, particularly for wood pulp. Operating earnings were $98 million in both periods as higher selling prices were mostly offset by higher raw material and energy costs.

Specialty Fluids & Intermediates - Third-quarter 2012 included sales revenue and operating earnings from the acquired Solutia specialty fluids product lines. Pro forma combined sales revenue declined as lower selling prices were partially offset by higher sales volume. The lower selling prices, primarily for olefin derivative products, were in response to lower raw material and energy costs, particularly for propane and ethane. Operating earnings in third quarter 2012 included $17 million of additional costs of acquired Solutia inventories. Excluding these costs and $7 million in restructuring charges, primarily for severance associated with the acquisition and integration of Sterling, pro forma combined operating earnings in third quarter 2012 increased to $96 million compared to $76 million in third quarter 2011. The increase was primarily due to lower raw material and energy costs and the benefit of producing versus purchasing olefins, partially offset by lower selling prices.

Cash Flow
Eastman generated $353 million in cash from operating activities during third-quarter 2012, primarily due to strong net earnings.

Outlook

Commenting on the outlook for full year 2012, Rogers said: “The global economic environment remains challenging as we enter the seasonally slower fourth-quarter. We also anticipate higher raw material and energy costs toward the end of the year. However, given our current outlook of a stable economy we expect our business will continue to demonstrate strength as it has throughout the year. We are therefore raising our full year 2012 expectation slightly to earnings per share of between $5.30 and $5.40.” Solutia and other acquisition costs and charges, including financing, transaction, integration, and inventory costs, asset impairments and restructuring charges, net, and mark-to-market pension and OPEB adjustments are excluded from the earnings per share projection.

Solutia Acquisition

On July 2, 2012, the company completed the acquisition of Solutia Inc. Beginning third-quarter 2012, the company changed its reportable segments due to changes in the company's organization resulting from the Solutia acquisition. This news release includes a comparison of third-quarter 2012 and third-quarter 2011 results on a pro forma combined basis. The pro forma combined information assumes the acquisition of Solutia on January 1, 2011. For selected pro forma combined segment information, see the company's Current Report on Form 8-K furnished with the Securities and Exchange Commission on October 15, 2012.

As required by purchase accounting, the acquired Solutia inventories were marked to fair value. These inventories were sold in third quarter 2012 resulting in a one-time $75 million increase in cost of sales, net of the LIFO impact of these inventories. Third-quarter 2012 results of operations also included $22 million of Solutia acquisition and integration costs and $28 million of severance charges associated with the acquisition and integration of Solutia.

Eastman will host a conference call with industry analysts on October 26 at 8:00 a.m. Eastern Time. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 913-312-1296, passcode number 4927608. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. EDT, October 26, to 11:00 a.m. EDT, November 5, at (888) 203-1112 or (719) 457-0820, passcode 4927608.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for economic conditions, sales volume, raw material and energy costs, and earnings for fourth quarter and full year 2012. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for second quarter 2012 available, and the Form 10-Q to be filed for third quarter 2012 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC information section.

Eastman is a global specialty chemicals company that produces a broad range of advanced materials, additives and functional products, specialty chemicals, and fibers that are found in products people use every day.  As a world leader in the diverse markets it serves, Eastman is focused on delivering innovative and technology-based solutions while maintaining its commitment to safety and sustainability.  Serving customers in approximately 100 countries, Eastman had 2011 pro forma combined revenues, giving effect to the Solutia acquisition, of approximately $9.3 billion.  The company is based in Kingsport, Tennessee, USA, and, with the completion of the Solutia acquisition, now employs approximately 13,500 people around the world.  For more information, visit www.eastman.com.
# # #
Contacts:

Media:  Kristin Sturgill
423-229-2526 / ksturgill@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
October 25, 2012

For use in the Eastman Chemical Company Conference Call
at 8:00 AM (EDT), October 26, 2012.

The Company completed the sale of the polyethylene terephthalate ("PET") business, related assets at the Columbia, South Carolina, site, and technology of its Performance Polymers segment on January 31, 2011.  The PET business, assets, and technology sold were substantially all of the Performance Polymers segment.  Performance Polymers segment operating results are presented as discontinued operations for all periods presented and are therefore not included in results from continuing operations under accounting principles generally accepted in the United States ("GAAP").

On July 2, 2012, the Company completed its acquisition of Solutia Inc. ("Solutia"), a global leader in performance materials and specialty chemicals.  In the acquisition, each outstanding share of Solutia common stock was cancelled and converted automatically into the right to receive $22.00 in cash and 0.12 shares of Eastman common stock.  In total, 14.7 million shares of Eastman common stock were issued in the transaction.  The fair value of total consideration transferred was approximately $4.8 billion, consisting of cash of $2.6 billion, net of cash acquired; equity in the form of Eastman stock of approximately $700 million; and the assumption and subsequent repayment of Solutia's debt at fair value of approximately $1.5 billion. Beginning with third quarter 2012, the Company's consolidated results of operations include results of Solutia. For selected pro forma combined segment information, see the Company's Current Report on Form 8-K furnished with the Securities and Exchange Commission on October 15, 2012.

As previously disclosed in the Form 8-K furnished on March 7, 2012, Eastman elected to change its method of accounting for actuarial gains and losses for its pension and other postretirement benefit ("OPEB") plans to a more preferable method permitted under GAAP.  The new method recognizes actuarial gains and losses in the Company's operating results in the year in which the gains and losses occur rather than amortizing them over future periods.  Under the new method of accounting, these gains and losses are measured annually at the plan's December 31 measurement date and recorded as a mark-to-market ("MTM") adjustment during the fourth quarter of each year.  Any interim remeasurements triggered by a curtailment, settlement, or significant plan changes will be recognized as an MTM adjustment in the quarter in which such remeasurement event occurs.  The new method has been retrospectively applied to financial results of all periods presented.  In first quarter 2011, the Company recognized a $15 million gain under the new accounting method due to the interim remeasurement of the OPEB plan obligation.  The exit of employees associated with the sale of the PET business triggered the interim MTM remeasurement.

Table 1 – Statements of Earnings

	Third Quarter		First Nine Months
(Dollars in millions, except per share amounts; unaudited)	2012	2011	2012	2011
Sales	$2,259	$1,812	$5,933	$5,455
Cost of sales(1)	1,734	1,379	4,496	4,090
Gross profit	525	433	1,437	1,365
Selling, general and administrative expenses(1)	173	114	420	340
Research and development expenses	52	41	136	115
Asset impairments and restructuring charges (gains), net	37	7	37	(8)
Operating earnings	263	271	844	918
Net interest expense	48	20	95	57
Other charges (income), net	(3)	(3)	19	(14)
Earnings from continuing operations before income taxes	218	254	730	875
Provision for income taxes from continuing operations	64	80	240	281
Earnings from continuing operations	154	174	490	594
Earnings from discontinued operations, net of tax	—	—	—	9
Gain from disposal of discontinued operations, net of tax	—	—	1	31
Net earnings	$154	$174	$491	$634
Basic earnings per share
Earnings from continuing operations	$1.01	$1.25	$3.43	$4.22
Earnings from discontinued operations	—	—	0.01	0.29
Basic earnings per share	$1.01	$1.25	$3.44	$4.51
Diluted earnings per share
Earnings from continuing operations	$0.99	$1.22	$3.35	$4.12
Earnings from discontinued operations	—	—	—	0.28
Diluted earnings per share	$0.99	$1.22	$3.35	$4.40

Shares (in millions) outstanding at end of period	153.4	137.6	153.4	137.6
Shares (in millions) used for earnings per share calculation
Basic	152.9	139.1	142.8	140.6
Diluted	156.4	142.4	146.3	144.1

(1)
Mark-to-market gain of $15 million in first nine months 2011 due to the interim remeasurement of the OPEB plan obligation, triggered by the exit of employees associated with the sale of the PET business.

Table 2A – Segment Sales Information

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Sales by Segment
Additives & Functional Products	$406	$262	$948	$822
Adhesives & Plasticizers	348	349	1,094	1,060
Advanced Materials	559	278	1,166	918
Fibers	349	334	990	955
Specialty Fluids & Intermediates	592	589	1,728	1,700
Total Sales by Segment	2,254	1,812	5,926	5,455
Other	5	—	7	—
Total Eastman Chemical Company	$2,259	$1,812	$5,933	$5,455

Table 2B – Segment Sales Information (Eastman and Solutia Combined Pro Forma)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Sales by Segment
Additives & Functional Products	$406	$412	$1,229	$1,278
Adhesives & Plasticizers	348	349	1,094	1,060
Advanced Materials	559	558	1,726	1,764
Fibers	349	334	990	955
Specialty Fluids & Intermediates	592	657	1,883	1,907
Total Sales by Segment	2,254	2,310	6,922	6,964
Other	5	20	29	61
Total Eastman Chemical Company	$2,259	$2,330	$6,951	$7,025

Table 2C – Sales Revenue Change

	Third Quarter 2012 Compared to Third Quarter 2011
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	55%	66%	(10)%	(1)%
Adhesives & Plasticizers	—%	6%	(4)%	(2)%
Advanced Materials	101%	103%	(1)%	(1)%
Fibers	4%	—%	4%	—%
Specialty Fluids & Intermediates	1%	16%	(14)%	(1)%

Total Eastman Chemical Company	25%	32%	(6)%	(1)%

	First Nine Months 2012 Compared to First Nine Months 2011
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	15%	20%	(4)%	(1)%
Adhesives & Plasticizers	3%	4%	—%	(1)%
Advanced Materials	27%	25%	3%	(1)%
Fibers	4%	(1)%	5%	—%
Specialty Fluids & Intermediates	2%	6%	(4)%	—%

Total Eastman Chemical Company	9%	10%	—%	(1)%

Table 2D – Sales Revenue Change (Eastman and Solutia Combined Pro Forma)

	Third Quarter 2012 Compared to Third Quarter 2011
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	(1)%	8%	(8)%	(1)%
Adhesives & Plasticizers	—%	6%	(4)%	(2)%
Advanced Materials	—%	3%	(1)%	(2)%
Fibers	4%	—%	4%	—%
Specialty Fluids & Intermediates	(10)%	3%	(12)%	(1)%

Total Eastman Chemical Company	(3)%	3%	(5)%	(1)%

	First Nine Months 2012 Compared to First Nine Months 2011
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	(4)%	—%	(3)%	(1)%
Adhesives & Plasticizers	3%	4%	—%	(1)%
Advanced Materials	(2)%	(2)%	2%	(2)%
Fibers	4%	(1)%	5%	—%
Specialty Fluids & Intermediates	(1)%	2%	(3)%	—%

Total Eastman Chemical Company	(1)%	—%	—%	(1)%

Table 2E – Sales by Region

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Sales by Region
United States and Canada	$1,036	$978	$3,026	$2,900
Asia Pacific	627	433	1,470	1,264
Europe, Middle East, and Africa	468	323	1,143	1,048
Latin America	128	78	294	243
Total Eastman Chemical Company	$2,259	$1,812	$5,933	$5,455

Table 2F – Sales by Region (Eastman and Solutia Combined Pro Forma)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Sales by Region
United States and Canada	$1,036	$1,115	$3,295	$3,314
Asia Pacific	627	588	1,778	1,733
Europe, Middle East, and Africa	468	506	1,506	1,619
Latin America	128	121	372	359
Total Eastman Chemical Company	$2,259	$2,330	$6,951	$7,025

Table 3A - Operating Earnings, Asset Impairments and Restructuring Charges (Gains), Net, Mark-to-Market Pension and Postretirement Benefits Adjustment, and Transaction and Integration Costs; Segment Operating Earnings Reconciliations

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Operating Earnings by Segment and Item
Additives & Functional Products
Operating earnings	$86	$51	$215	$182
Additional costs of acquired Solutia inventories (1)	19	—	19	—
Excluding item	105	51	234	182
Adhesives & Plasticizers
Operating earnings	73	61	211	201
Advanced Materials
Operating earnings	18	34	86	111
Additional costs of acquired Solutia inventories (1)	39	—	39	—
Excluding item	57	34	125	111
Fibers
Operating earnings	98	98	295	281
Specialty Fluids & Intermediates
Operating earnings	79	54	204	179
Additional costs of acquired Solutia inventories (1)	17	—	17	—
Asset impairments and restructuring charges (2)	—	7	—	7
Excluding items	96	61	221	186
Total Operating Earnings by Segment
Operating earnings	354	298	1,011	954
Additional costs of acquired Solutia inventories	75	—	75	—
Asset impairments and restructuring charges	—	7	—	7
Excluding items	$429	$305	$1,086	$961

(1)
As required by purchase accounting, the acquired inventories were marked to fair value. These inventories were sold in third quarter 2012 resulting in a one-time increase in cost of sales, net of the LIFO impact for these inventories.

(2)	Restructuring charges primarily for severance associated with the acquisition and integration of Sterling.

Table 3A - Operating Earnings, Asset Impairments and Restructuring Charges (Gains), Net, Mark-to-Market Pension and Postretirement Benefits Adjustment, and Transaction and Integration Costs; Segment Operating Earnings Reconciliations (Continued)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2012	2011	2012	2011

Other (1)
Operating earnings (loss)
Growth initiatives (1)	$(36)	$(17)	$(84)	$(29)
Pension and OPEB costs not allocated to operating segments	(5)	(10)	(18)	(7)
Transaction, integration, and severance costs related to the acquisition of Solutia	(50)	—	(65)	—
Operating loss before exclusions	(91)	(27)	(167)	(36)
Transaction and integration costs related to the acquisition of Solutia	22	—	37	—
Mark-to-market pension and other postretirement benefits adjustment (2)	—	—	—	(15)
Asset impairments and restructuring charges (gains), net (3)	37	—	37	(15)
Operating loss excluding items	(32)	(27)	(93)	(66)
Total Eastman Chemical Company
Total operating earnings	263	271	844	918
Additional costs of acquired Solutia inventories	75	—	75	—
Transaction and integration costs related to the acquisition of Solutia	22	—	37	—
Mark-to-market pension and other postretirement benefits adjustment	—	—	—	(15)
Asset impairments and restructuring charges (gains), net	37	7	37	(8)
Total operating earnings excluding items	$397	$278	$993	$895

(1)
Research and development, pension and OPEB, and other expenses not identifiable to an operating segment are not included in segment operating results for either of the periods presented and are shown as "other" operating earnings (loss).

(2)	Mark-to-market gain in first nine months 2011 due to the interim remeasurement of the OPEB plan obligation, triggered by the exit of employees associated with the sale of the PET business.

(3)
Third quarter and first nine months 2012 severance related to the acquisition and integration of Solutia and asset impairments, primarily for land retained from Beaumont, Texas gasification project. Third quarter 2011 reflected $15 million gain from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project.

Table 3B - Operating Earnings, Asset Impairments and Restructuring Charges (Gains), Net, Mark-to-Market Pension and Postretirement Benefits Adjustment, and Transaction and Integration Costs; Segment Operating Earnings Reconciliations (Eastman and Solutia Combined Pro Forma)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Operating Earnings by Segment and Item
Additives & Functional Products
Operating earnings	$86	$84	$287	$314
Additional costs of acquired Solutia inventories	19	—	19	—
Other operating income (expense) (1)	—	—	—	(17)
Excluding items	105	84	306	297
Adhesives & Plasticizers
Operating earnings	73	61	211	201
Advanced Materials
Operating earnings	18	63	137	214
Additional costs of acquired Solutia inventories	39	—	39	—
Asset impairments and restructuring charges (2)	—	—	5	—
Excluding items	57	63	181	214
Fibers
Operating earnings	98	98	295	281
Specialty Fluids & Intermediates
Operating earnings	79	69	249	224
Additional costs of acquired Solutia inventories	17	—	17	—
Asset impairments and restructuring charges (3)	—	7	—	7
Excluding items	96	76	266	231
Total Operating Earnings by Segment
Operating earnings	354	375	1,179	1,234
Additional costs of acquired Solutia inventories	75	—	75	—
Asset impairments and restructuring charges	—	7	—	7
Other operating income (expense)	—	—	—	(17)
Excluding items	$429	$382	$1,254	$1,224

(1)	Gains on certain other rubber chemicals divestitures.

(2)	Acquisition related expenses on the Southwall Technologies Inc. acquisition.

(3)	Restructuring charges primarily for severance associated with the acquisition and integration of Sterling.

Table 3B - Operating Earnings, Asset Impairments and Restructuring Charges (Gains), Net, Mark-to-Market Pension and Postretirement Benefits Adjustment, and Transaction and Integration Costs; Segment Operating Earnings Reconciliations (Eastman and Solutia Combined Pro Forma) (continued)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Other (1)
Operating earnings (loss)
Growth initiatives (1)	$(36)	$10	$(87)	$(5)
Pension and OPEB costs not allocated to operating segments	(5)	(10)	(18)	(6)
Transaction, integration, and severance costs related to the acquisition of Solutia	(50)	—	(90)	—
Operating loss before exclusions	(91)	—	(195)	(11)
Transaction and integration costs related to the acquisition of Solutia	22	—	62	—
Mark-to-market pension and other postretirement benefits adjustment (2)	—	—	—	(15)
Asset impairments and restructuring charges (gains), net (3)(4)(5)	37	6	37	4
Other operating income (expense) (6)	—	(29)	—	(29)
Operating loss excluding items	(32)	(23)	(96)	(51)
Total Eastman Chemical Company
Total operating earnings	263	375	984	1,223
Additional costs of acquired Solutia inventories	75	—	75	—
Transaction and integration costs related to the acquisition of Solutia	22	—	62	—
Mark-to-market pension and other postretirement benefits adjustment	—	—	—	(15)
Asset impairments and restructuring charges (gains), net	37	13	42	11
Other operating income (expense)	—	(29)	—	(46)
Total operating earnings excluding items	$397	$359	$1,163	$1,173

(1)
Research and development, pension and OPEB, and other expenses not identifiable to an operating segment are not included in segment operating results for either of the periods presented and are shown as "other" operating earnings (loss).

(2)	Mark-to-market gain in first six months 2011 due to the interim remeasurement of the OPEB plan obligation, triggered by the exit of employees associated with the sale of the PET business.

(3)
Third quarter and first nine months 2012 severance related to the acquisition and integration of Solutia and asset impairments, primarily for land retained from Beaumont, Texas gasification project. First nine months 2011 reflected $15 million gain from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project.

(4)	Third quarter and first nine months 2011 severance, pension settlement, and other charges of $1 million and $14 million, respectively, related to the relocation of European regional headquarters.

(5)	Third quarter and first nine months 2011 severance of $3 million and share-based compensation costs on executive officer separation agreement of $2 million.

(6)	Gain related to the sale of remaining ownership interest in Ascend Performance Materials Holdings Inc.

Table 4 – Operating Earnings, Earnings, and Earnings Per Share From Continuing Operations Reconciliations

	Third Quarter 2012
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share
As reported	$263	$218	$154	$0.99
Certain Items:
Additional costs of acquired Solutia inventories	75	75	53	0.34
Solutia transaction and integration costs	22	22	15	0.10
Asset impairments and restructuring charges (gains), net(1)	37	37	24	0.14
Excluding items	$397	$352	$246	$1.57

	Third Quarter 2011
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share
As reported	$271	$254	$174	$1.22
Certain Item:
Asset impairments and restructuring charges (gains), net(2)	7	7	5	0.04
Excluding item	$278	$261	$179	$1.26

(1)	Severance charges of $28 million related to the acquisition and integration of Solutia and $9 million of asset impairments, primarily for land retained from Beaumont, Texas gasification project.

(2)	Restructuring charges primarily for severance associated with the acquisition and integration of Sterling Chemicals, Inc.

Table 4 – Operating Earnings, Earnings, and Earnings Per Share From Continuing Operations Reconciliations (continued)

	First Nine Months 2012
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share
As reported	$844	$730	$490	$3.35
Certain Items:
Additional costs of acquired Solutia inventories	75	75	53	0.36
Solutia transaction, integration, and financing costs (1)	37	69	48	0.32
Asset impairments and restructuring charges (gains), net (2)	37	37	24	0.17
Excluding items	$993	$911	$615	$4.20

	First Nine Months 2011
		Earnings from Continuing Operations
(Dollars in millions, unaudited)	Operating Earnings	Before Tax	After Tax	Per Diluted Share
As reported	$918	$875	$594	$4.12
Certain Items:
Mark-to-market pension and other postretirement benefit adjustment (3)	(15)	(15)	(10)	(0.07)
Asset impairments and restructuring charges (gains), net (4)	(8)	(8)	(5)	(0.03)
Excluding items	$895	$852	$579	$4.02

(1)
Transaction and integration costs of $37 million in selling, general and administrative expenses, financing costs of $9 million in net interest expense, and $23 million in other charges (income), net, related to the acquisition of Solutia.

(2)	Severance charges related to the acquisition and integration of Solutia of $28 million and asset impairments, primarily for land retained from Beaumont, Texas gasification project, of $9 million.

(3)	Mark-to-market gain due to the interim remeasurement of the OPEB plan obligation, triggered by the exit of employees associated with the sale of the PET business.

(4)
Gain of $15 million from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project and restructuring charges of $7 million primarily for severance associated with the acquisition and integration of Sterling Chemicals, Inc.

Table 5 – Statements of Cash Flows

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Cash flows from operating activities
Net earnings	$154	$174	$491	$634
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	112	69	252	204
Asset impairment charges	9	—	9	—
Gain on sale of assets	—	—	—	(70)
Provision for deferred income taxes	40	19	63	5
Pension and other postretirement contributions (in excess of) less than expenses	(40)	(7)	(85)	(119)
Variable compensation (in excess of) less than expenses	31	31	(5)	(14)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	40	65	(63)	(147)
(Increase) decrease in inventories	32	(104)	30	(225)
Increase (decrease) in trade payables	44	(36)	13	34
Other items, net	(69)	1	(17)	(29)
Net cash provided by operating activities	353	212	688	273
Cash flows from investing activities
Additions to properties and equipment	(120)	(127)	(297)	(333)
Proceeds from redemption of short-term time deposits	—	—	200	—
Proceeds from sale of assets and investments	1	7	7	651
Acquisitions and investments in joint ventures	(2,658)	(154)	(2,668)	(154)
Additions to short-term time deposits	—	—	—	(200)
Additions to capitalized software	(1)	(2)	(4)	(7)
Other items, net	2	33	(33)	27
Net cash used in investing activities	(2,776)	(243)	(2,795)	(16)
Cash flows from financing activities
Net increase in commercial paper, credit facility and other borrowings	—	—	(1)	1
Proceeds from borrowings	1,450	—	3,761	—
Repayment of borrowings	(1,770)	—	(1,916)	(2)
Dividends paid to stockholders	(36)	(33)	(107)	(100)
Treasury stock purchases	—	(115)	—	(292)
Proceeds from stock option exercises and other items, net	14	(8)	28	67
Net cash provided by (used in) financing activities	(342)	(156)	1,765	(326)
Effect of exchange rate changes on cash and cash equivalents	2	1	2	1
Net change in cash and cash equivalents	(2,763)	(186)	(340)	(68)
Cash and cash equivalents at beginning of period	3,000	634	577	516
Cash and cash equivalents at end of period	$237	$448	$237	$448

Table 5A – Total Cash and Cash Equivalents and Short-Term Time Deposits

(Dollars in millions, unaudited)	September 30, 2012	September 30, 2011
Cash and cash equivalents at end of period	$237	$448
Short-term time deposits	—	201
Total cash and cash equivalents and short-term time deposits	$237	$649

Table 5B – Net Cash Provided by Operating Activities Reconciliation and Free Cash Flow

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2012	2011	2012	2011
Net cash provided by operating activities	$353	$212	$688	$273
Impact of tax payment on the sale of the PET business(1)	—	28	—	83
Net cash provided by operating activities excluding items	353	240	688	356
Additions to properties and equipment	(120)	(127)	(297)	(333)
Dividends paid to stockholders	(36)	(33)	(107)	(100)
Free Cash Flow	$197	$80	$284	$(77)

(1)	First nine months 2011 cash flows included $83 million of a total $110 million tax payment for the tax gain on the sale of the PET business completed in first quarter 2011.

Table 6 – Selected Balance Sheet Items

	September 30,	December 31,
(Dollars in millions)	2012	2011
	(unaudited)
Cash	$237	$577
Short-term Borrowings	120	153
Long-term Borrowings	4,865	1,445
Stockholders' Equity	3,010	1,870